As filed with the Securities and Exchange Commission on September 10, 2025

Registration No. 333-287662

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

STRATHCONA RESOURCES LTD.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	Not Applicable
(Province or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

421 – 7th Avenue S.W., Suite 1900

Calgary, Alberta

Canada T2P 4K9

(403) 930-3000

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address and telephone number of agent for service in the United States)

Copies to:

Ryan J. Dzierniejko Christopher M. Barlow John Zelenbaba Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York, United States 10001-8602 (212) 735-3712	Connor Waterous Strathcona Resources Ltd. 421 – 7th Avenue S.W., Suite 1900 Calgary, Alberta Canada T2P 4K9 (403) 930-3000	Olga Kary Kristopher Simard Blake, Cassels & Graydon LLP 855 - 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary, Alberta, Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale of the securities to the public: Pursuant to Rule 162 under the Securities Act of 1933 (the “Securities Act”), the offer described herein will commence as soon as practicable after the date of this Registration Statement. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual exchange of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions set forth in this Registration Statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on (date) at (time).

2.	☐	pursuant to Rule 467(b) on (date) at (time) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the United States Securities and Exchange Commission (the “SEC”), acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 1. Home Jurisdiction Document.

This Amendment No. 3 amends and supplements the registration statement on Form F-10 (as amended, the “Registration Statement”) filed by Strathcona Resources Ltd. (the “Registrant”) on May 30, 2025.

The Registration Statement relates to the offer to purchase (the “Offer”) by the Registrant for all of the issued and outstanding common shares (the “Common Shares”) of MEG Energy Corp. (the “Company”), other than any Common Shares owned directly or indirectly by the Registrant and its affiliates, together with the associated rights to purchase Common Shares issued and outstanding under the amended and restated shareholder rights plan agreement, dated as of May 25, 2017, between the Company and Computershare Trust Company of Canada, including any Common Shares that may become issued and outstanding after the date of the Offer but prior to the expiry time of the Offer.

The Offer is subject to the terms and conditions set forth in the Registrant’s Offer to Purchase and Circular dated May 30, 2025 (the "Original Offer and Circular"), as amended and supplemented by the Notice of Variation, Change and Extension, dated September 10, 2025, filed herewith (the “Notice of Variation, Change and Extension” and, collectively with the Original Offer and Circular, the “Offer and Circular”), and the related letter of transmittal (the “Letter of Transmittal”), copies of which are attached hereto as Exhibits 1.1, 1.17 and 1.2, respectively.

The information set forth in the Offer and Circular and the Letter of Transmittal, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, a Registration Statement on Form F-10, and is supplemented by the information specifically provided herein.

Deloitte LLP (“Deloitte”) is independent of Strathcona Resources Ltd. (the “Registrant”) within the meaning of the rules of professional conduct of the Chartered Professional Accountants of Alberta ("Local Canadian Rules”) for the years ended December 31, 2024 and December 31, 2023. However, a close family member of a Deloitte covered person (within the meaning of the auditor independence rules of the SEC) served in an accounting role at the Company until December 2024. While permissible under the Local Canadian Rules, this was impermissible under the auditor independence rules of the SEC.

Although the close family member was in an accounting role, they did not make significant judgments and decisions with respect to accounting, and were not part of the executive team or included in senior management meetings and they only served in the role intermittently throughout the period. The individual had minimal decision-making authority with respect to the Registrant’s consolidated financial statements, and all work prepared was reviewed by senior-level management within the Registrant’s finance organization. Additionally, there was limited interaction between the close family member and the Deloitte audit team.

The Deloitte covered person and the audit engagement partner for the Registrant are geographically in the same office, but they are members of separately managed and operated audit practices. Additionally, the Deloitte covered person has never provided services to or consulted on matters with respect to the audit of the Registrant, and has had very limited interactions with the audit engagement partner. Lastly, the audit engagement is subject to an engagement quality review by Deloitte which takes into consideration the audit team’s objectivity and professional skepticism.

After careful consideration of the facts and circumstances and the applicable independence rules, Deloitte has concluded that (i) the aforementioned matter does not impair Deloitte’s ability to exercise objective and impartial judgment in connection with its audits of the Registrant’s consolidated financial statements, and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that Deloitte has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of the Registrant’s consolidated financial statements. After considering these matters, the Registrant’s management and Board of Directors concur with Deloitte's conclusions.

Except as specifically provided herein, this Amendment No. 3 does not modify any of the information previously reported in the Registration Statement.

Item 2. Additional Information.

See the financial statements included or incorporated by reference in the Offer and Circular.

Item 3. Informational Legends.

See “Notice to Shareholders in the United States” in the Offer and Circular.

Item 4. Incorporation of Certain Information by Reference.

See “Documents Incorporated by Reference” in the Offer and Circular. The Offer and Circular provides that copies of the documents incorporated therein by reference may be obtained on request without charge from the Chief Financial Officer of Strathcona Resources Ltd. at Suite 1900, 421 – 7th Avenue S.W., Calgary, Alberta, Canada T2P 4K9, Telephone: (403) 930-3000, and are also available electronically at www.sedarplus.ca.

Item 5. List of Documents filed with the SEC.

See “Documents Filed as Part of the Registration Statement” in the Offer and Circular.

The information contained herein may change. The Registrant may not complete the Offer and issue the Common Shares issuable pursuant to the Offer until the registration statement is effective. This document does not constitute an offer or a solicitation to any person in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Business Corporations Act (Alberta) (the “ABCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal, administrative, investigative or other action or proceeding in which the director or officer is involved by reason of being or having been a director or officer of the Registrant or such body corporate, if (i) the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful. The Registrant may with the approval of the Court of King’s Bench of Alberta indemnify the aforementioned persons in respect of an action by or on behalf of the Registrant or such body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in (i) and (ii) above. Pursuant to the ABCA, a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, is entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the person is involved by reason of being or having been a director or officer of the Registrant or such body corporate, if the person seeking indemnity was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done and fulfills the conditions set out in (i) and (ii) above.

The by-laws of the Registrant provide that, subject to the provisions of the ABCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other action or proceeding to which they are involved by reason of being or having been a director or officer of the Registrant or such body corporate, if (i) they acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful. The by-laws of the Registrant also provide that the Registrant may also indemnify such persons in such other circumstances as the ABCA or law permits.

The Registrant has indemnity agreements with, and has directors’ and officers’ liability insurance for the benefit of, each of its directors and officers. The terms and conditions of such agreements are consistent with the provisions of the ABCA and the Registrant’s by-laws and the terms and conditions of such insurance are standard for the Registrant’s industry.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description
1.1**	Offer to Purchase and Circular, dated May 30, 2025.
1.2**	Form of Letter of Transmittal.
1.3**	Form of Notice of Guaranteed Delivery.
1.4**	News release, dated May 15, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on May 16, 2025).
1.5**	Conference Call Transcript, dated May 16, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on May 19, 2025).
1.6**	Video Transcript, dated May 16, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on May 21, 2025).
1.7**	News Article, dated May 16, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on May 21, 2025).
1.8**	Newspaper Advertisement, dated May 30, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on May 30, 2025).
1.9**	News release, dated May 30, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on May 30, 2025).
1.10**	Corporate Presentation, dated June 19, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on June 20, 2025).
1.11**	News release, dated July 2, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on July 3, 2025).
1.12**	Conference Call Transcript, dated August 8, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on August 11, 2025).
1.13**	News release, dated August 28, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on September 2, 2025).
1.14**	News release, dated September 2, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on September 3, 2025).
1.15**	News release, dated September 4, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on September 5, 2025).
1.16**	News release, dated September 8, 2025 (incorporated by reference to the Registrant's filing pursuant to Rule 425 on September 8, 2025).
1.17*	Notice of Variation, Change and Extension, dated September 10, 2025.
3.1**	The Annual Information Form of the Registrant dated March 4, 2025, for the year ended December 31, 2024.
3.2**	The audited annual consolidated financial statements of the Registrant for the year ended December 31, 2024, together with the notes thereto and the independent auditors report thereon.
3.3**	The management’s discussion and analysis of financial condition and results of operations of the Registrant for the year ended December 31, 2024.
3.4**	The unaudited condensed interim consolidated financial statements of the Registrant for the three months ended March 31, 2025, together with the notes thereto.
3.5**	The management’s discussion and analysis of financial condition and results of operations of the Registrant for the three months ended March 31, 2025, together with the notes thereto.
3.6**	The management information circular of the Registrant dated March 4, 2025, in connection with the annual meeting of shareholders of the Registrant held on April 16, 2025.
3.7**	The material change report of the Registrant, dated May 22, 2025.
3.8**	The material change report of the Registrant, dated June 4, 2025.
3.9**	The unaudited condensed interim consolidated financial statements of the Registrant for the three and six months ended June 30, 2025, together with the notes thereto.
3.10**	The management’s discussion and analysis of financial condition and results of operations of the Registrant for the three and six months ended June 30, 2025, together with the notes thereto.
5.1*	Consent of Deloitte LLP.
5.2**	Consent of McDaniel & Associates Consultants Ltd.
6.1**	Powers of Attorney (included in Part III of this Registration Statement).
107*	Filing fee table.

*	Filed herewith.
**	Previously filed.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process

Concurrently with the initial filing of the Registration Statement on Form F-10, the Registrant has filed with the SEC a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the SEC by amendment to the Form F-X referencing the file number of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on September 10, 2025.

STRATHCONA RESOURCES LTD.

By:	/s/ Connor Waterous
Name:	Connor Waterous
Title:	Chief Financial Officer

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Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Connie De Ciancio	Director and Chief Commercial Officer (Principal Executive Officer)	September 10, 2025
Connie De Ciancio

/s/ Connor Waterous	Chief Financial Officer (Principal Financial and Accounting Officer)	September 10, 2025
Connor Waterous

*	Director and Vice Chairman of the Board of Directors	September 10, 2025
Steve Fagan

*	Director and Executive Chairman of the Board of Directors	September 10, 2025
Adam Waterous

*	Director	September 10, 2025
Cody Church

*	Director	September 10, 2025
Navjeet (Bob) Singh Dhillon

*	Director	September 10, 2025
Henry Hager

*	Director	September 10, 2025
Andrew Kim

*	Director	September 10, 2025
David Roosth

* By:	/s/ Connor Waterous
Connor Waterous
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on September 10, 2025.

PUGLISI & ASSOCIATES
(Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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